CONFIDENTIAL AND PROPRIETARY

Apollo Advisors VIII, L.P.

[Name]
[Address]

Dear [Name]:
Reference is made to the letter agreement dated as of [˜] by and among Apollo Advisors VIII, L.P., Apollo Capital Management VIII, L.P. and you (your “Carry Plan”). This Award Letter confirms the number of Points you are being awarded and certain terms in relation with your Carry Plan. Capitalized terms not defined herein shall have the meanings set forth in your Carry Plan.
Your Initial Point Award
You are being granted [˜] Points on the terms set forth in this Award Letter and your Carry Plan.
Vesting Percentage and Vesting Commencement Date
The term “Vesting Percentage” as applied to you shall have the meaning set forth below:
[˜]
Your “Vesting Commencement Date” is [˜].
Mandatory Purchases and Repurchases of AGM Shares
A portion of all distributions (the “Holdback Amount”) in a given quarter will be required to be used by you to purchase Class A shares of AGM (“AGM Shares”) in accordance with the terms and conditions set forth herein. The Holdback Amount will be based on the following formula, except to the extent reduced by the Executive Committee:
[˜]
Fund VIII Capital Commitment
You are required to make a capital commitment to Co-Investors (A) in an amount equal to [$˜].
Bad Act and Designated Act
Each of the terms “Bad Act” and “Designated Act” as applied to you shall have the meaning set forth in Annex A hereto.
Restrictive Covenants
In consideration of your participation in the Carry Plan, you will be subject to restrictions in favor of AGM regarding confidentiality, non-solicitation, non-interference, non-disparagement and non-compete set forth in Annex B hereto.
Retirement
Your Points shall be reduced automatically to (a) zero if your retirement is the consequence of a Bad Act and (b) otherwise, an amount equal to your Vested Points calculated as of the Retirement Date. Any such reduction shall be effective as of the Retirement Date or such subsequent date as may be determined by the General Partner; provided that the General Partner may agree to a lesser reduction (or to no reduction) of your Points.
Miscellaneous
This Award Letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. This Award Letter is binding on and enforceable against the General Partner, the Partnership and you. This Award Letter may be amended only with the consent of each party hereto. The Partnership or the General Partner may provide copies of this Award Letter to other Persons. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.
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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Award Letter.

Very truly yours,

APOLLO ADVISORS VIII, L.P.

By:    Apollo Capital Management VIII, LLC,
its general partner

By:
Name:
Title:

APOLLO CAPITAL MANAGEMENT VIII, LLC

By:
Name:
Title:

Accepted and agreed as of the date first written above

[NAME]

Annex A

Definitions
“Bad Act” means your:
(i)    commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to AGM or any of its Affiliates;
(ii)    commission of an intentional and material breach of a material provision of a written AGM Code of Conduct (other than any AGM Code of Conduct adopted after the date of your admission to the Partnership with the primary purpose of creating or finding “Bad Acts”);
(iii)    commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;
(iv)    commission of misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(v)    conviction of a felony or plea of no contest to a felony charge, in each case if such felony relates to AGM or any of its Affiliates;
(vi)    fraud in connection with your performance of services for AGM or any of its Affiliates; or
(vii)    embezzlement from AGM or any of its Affiliates or interest holders;
provided, however, that
(a)    you have failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (ii) and (iv), and
(b)    during the pendency of any felony charge under clause (v), AGM and its Affiliates may suspend payment of any distributions in respect of your Points, and if (I) you are later acquitted or otherwise exonerated from such charge, or (II) your employment or service with AGM or its applicable Affiliate does not terminate, then (A) AGM or its applicable Affiliate shall pay to you all such accrued but unpaid distributions with respect to vested Points, with interest calculated from the date such distributions were suspended at the prime lending rate in effect on the date of such suspension, and (B) throughout the period of suspension (or until the date of termination of employment or service, if earlier), distributions with respect to unvested Points shall continue to accrue, and Points shall continue to vest, in accordance with the terms and conditions set forth herein.
“Designated Act” means your:
(i)    intentional breach of any material provision of an award agreement or any other agreement of AGM or any of its Affiliates;
(ii)    failure to devote a significant portion of your time to performing services as an agent of AGM without the prior written consent of AGM, other than by reason of death or Disability; or
(iii)    suspension or other disciplinary action against you by an applicable regulatory authority;
provided, however, that you have failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the item set forth in clause (i).
For purposes of this Annex A, the term “Affiliate” includes Portfolio Companies.

Annex B

Restrictive Covenants
[˜]